Exhibit (d)(1)
STOCK OPTION PLAN

Dated September 30, 2004, as
amended on June 22, 2005, December 15, 2005 and March 27, 2007

Stock Option Plan
ACE Aviation Holdings Inc. hereby establishes a Stock Option Plan for certain management employees holding positions that can have a significant impact on the Company’s long-term results.
SECTION 1 — DEFINITIONS
1.1	Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:
1.1.1	“Associate”, where used to indicate a relationship with a Participant, means (i) any partner of that Participant and (ii) the spouse of that Participant and that Participant’s children, as well as that Participant’s relatives and that Participant’s spouse’s relatives, if they share that Participant’s residence;

1.1.2	“Black Out Period” means the period during which designated employees of the Company cannot trade the Common Shares pursuant to the Company’s policy respecting restrictions on employee trading which is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Company or in respect of an Insider, that Insider, is subject);

1.1.3	“Board” has the meaning ascribed thereto in Section 3.1 hereof;

1.1.4	“Business Day” means each day other than a Saturday, Sunday or statutory holiday in Montreal, Québec, Canada;

1.1.5	“Change in Control” means an event whereby (i) any Person becomes the beneficial owner, directly or indirectly, of 50% or more of either the Outstanding Issue of Common Shares or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally or (ii) the Company undergoes a liquidation or dissolution or sells all or substantially all of its assets;

1.1.6	“Committee” has the meaning ascribed thereto in Section 3.1 hereof;

1.1.7	“Common Shares” means (i) the variable voting shares of the Company when the Participant is not a Canadian within the meaning of the CTA, and (ii) the voting shares of the Company when the Participant is Canadian within the meaning of the CTA, as the case may be;

1.1.8	“Company” means ACE Aviation Holdings Inc., a corporation incorporated and existing under the Canada Business Corporations Act, as amended;

1.1.9	“CTA” means the Canada Transportation Act, as the same may be amended and supplemented from time to time;

1.1.10	“Eligible Optionees” has the meaning ascribed thereto in Section 4.1 hereof;

1.1.11	“Insider” means (i) directors, executives or officers of the Company or a Subsidiary and (ii) any Person who exercises control over more than 10% of a class of shares of the Company to which are attached voting rights or an unlimited right to a share of the profits and in its assets in case of winding-up, other than securities that were the object of a firm underwriting and are in the course of distribution;

1.1.12	“Options” has the meaning ascribed thereto in Section 2.1 hereof;

1.1.13	“Option Price” has the meaning ascribed thereto in Section 5.1 hereof;

1.1.14	“Outstanding Issue of Common Shares” means the aggregate number of Common Shares outstanding on a non-diluted basis immediately prior to the share issuance in question, excluding any Common Shares issued pursuant to the Plan and any Common Shares issuable pursuant to any other Share Compensation Arrangements of the Company over the preceding one-year period;

1.1.15	“Participants” means Eligible Optionees that are granted Options under the Plan;

1.1.16	“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a person shall have a similarly extended meaning;

1.1.17	“Plan” means this Stock Option Plan, including any amendments or supplements hereto made after the date hereof;

1.1.18	“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of shares to one or more full-time employees, officers, service providers or consultants of the Company or a Subsidiary including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise;

1.1.19	“Subsidiary” means a corporation, company or partnership that is controlled, directly or indirectly, by the Company; and

1.1.20	“Successor Company” has the meaning ascribed thereto in Section 9.3 hereof.
SECTION 2 — PURPOSE OF THE PLAN
2.1	The purpose of the Plan is to permit the Company to grant options (“Options”) to purchase Common Shares to Eligible Optionees, subject to certain conditions as hereinafter set forth, for the following purposes:

2.1.1	to increase the interest in the Company’s welfare of those Eligible Optionees, who share responsibility for the management, growth and protection of the business of the Company;

2.1.2	to furnish an incentive to such Eligible Optionees to continue their services for the Company or a Subsidiary and to encourage such Eligible Optionees whose skill, performance and loyalty to the objectives and interests of the Company are necessary or essential to its success, image, reputation or activities; and

2.1.3	to provide a means through which the Company or a Subsidiary may attract and retain able persons to enter its employment.
SECTION 3 — IMPLEMENTATION AND ADMINISTRATION OF THE PLAN
3.1	The Plan shall be administered and interpreted by the board of directors of the Company (the “Board”) or, if the Board by resolution so decides, by a committee appointed by the Board (the “Committee”) and consisting of not less than three members of the Board.

3.2	The Board or the Committee, as the case may be, may, from time to time, as it may deem expedient, adopt, amend and rescind rules and regulations for carrying out the provisions and purposes of the Plan. Subject to the provisions of the Plan, the Board or the Committee, as the case may be, is authorised, in its sole discretion, to make such determinations under, and such interpretations of, and take such steps and actions in connection with, the proper administration of the Plan as it may deem necessary or advisable. The interpretation, construction and application of the Plan and any provisions hereof made by the Board or the Committee, as the case may be, shall be final and binding on all Eligible Optionees.

3.3	No member of the Board or of the Committee shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Options granted hereunder.

3.4	Any determination approved by a majority of the Board or of the Committee, as the case may be, shall be deemed to be a determination of that matter by the Board or the Committee, as the case may be.
SECTION 4 — ELIGIBLE OPTIONEES
4.1	The persons who shall be eligible to receive Options (“Eligible Optionees”) shall be the officers and may include level “A” and level “B” senior managers and other employees of the Company or a Subsidiary as the Board or the Committee, as the case may be, shall determine are in key positions in the Company or a Subsidiary. In determining Options to be granted under the Plan, the Board or the Committee, as the case may be, shall give due consideration to the value of each Eligible Optionee’s present and potential future contribution to the Company’s success. For greater certainty, a person whose employ-

ment with the Company or a Subsidiary has ceased for any reason, or who has given notice or been given notice of such cessation, whether such cessation was initiated by such employee, the Company or such Subsidiary, as the case may be, shall not be eligible to receive Options hereunder.
SECTION 5 — GRANTING OF OPTIONS
5.1	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Board or the Committee, as the case may be, shall, from time to time by resolution, in its sole discretion, (i) designate the Eligible Optionees who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Optionee and the date or dates on which such Options shall be granted, (iii) determine the price per Common Share to be payable upon the exercise of each such Option (the “Option Price”) and the relevant vesting provisions (including performance related vesting terms, if applicable) and Option term, the whole subject to the terms and conditions prescribed in Section 7 and Section 8 hereof and provided that:
5.1.1	the aggregate number of Common Shares to be optioned under the Plan shall not exceed the number provided for in Section 6 hereof;

5.1.2	the aggregate number of Common Shares reserved for issuance at any time to any one Eligible Optionee shall not exceed five percent (5%) of the Outstanding Issue of Common Shares at such time;

5.1.3	the aggregate number of Common Shares issued to any one Insider of the Company and Associates of such Insider under the Plan, or any other proposed or established Share Compensation Arrangement of the Company within any one-year period, shall not exceed five percent (5%) of the Outstanding Issue of Common Shares.
5.2	Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Common Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Common Shares hereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval.
SECTION 6 — COMMON SHARES SUBJECT TO THE PLAN
6.1	The maximum number of Common Shares that may be issued under the Plan is 7,164,720, subject to adjustment pursuant to provisions of Section 9 hereof. In accordance with the foregoing, a total of 7,164,720 Common Shares shall be and they are hereby set aside and reserved for allotment for the purpose of the Plan.
6.2	Common Shares in respect of which an Option is granted under the Plan but not exercised prior to the termination of such Option, due to the expiration, termination or lapse of such Option or otherwise, shall be available for Options to be granted thereafter pursuant to the provisions of the Plan. All Common Shares issued pursuant to the exercise of the Options granted under the Plan shall be so issued as fully paid and non-assessable Common Shares.
SECTION 7 — OPTION PRICE
7.1	The Option Price for Common Shares that are the subject of any Option shall be fixed by the Board or the Committee, as the case may be, when such Option is granted, but shall not be less than the market value of such Common Shares at the time of the grant. For purposes of the Plan, the market value of the Common Shares shall be the greater of (i) the average closing price of the Common Shares on the Toronto Stock Exchange for the five trading day period ending on the last trading day before the day on which the Option is granted, and (ii) the average of the high and low trading prices of the Common Shares on the Toronto Stock Exchange for the five trading day period ending on the last trading day before the day on which the Option is granted.
SECTION 8 — CONDITIONS GOVERNING OPTIONS
8.1	Each Option shall be subject to the following conditions:
8.1.1	Employment — The granting of an Option to a Participant shall not impose upon the Company or a Subsidiary any obligation to retain the Participant in its employ in any capacity.

8.1.2	Options Term — The Board or the Committee, as the case may be, shall determine, at the time of granting the particular Option, the period during which the Option is exercisable, which shall not be more than ten (10) years from the date the Option is granted. Unless otherwise determined by the Board or the Committee, all unexercised Options shall be cancelled at the expiry of such Options. Should the expiration date for an Option fall within a Black Out Period or within nine Business Days following the expiration of a Black Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth Business Day after the end of the Black Out Period, such tenth Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Section 10 hereof, the ten Business Day period referred to in this Section 8.1.2 may not be extended by the Board.

8.1.3	Exercise of Options — Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Common Shares and at such time or times as the Board or the Committee, as the case may be, at the time of granting the particular Option, may determine in its sole discretion.

8.1.4	Non-assignability of Option Rights — Each Option granted under the Plan is personal to the Participant and shall not be assignable or transferable by the Participant, whether voluntarily or by operation of law, except by will or by the laws of succession of the domicile of the deceased Participant. No Option granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

8.1.5	Effect of Termination of Employment or Death
8.1.5.1	Upon a Participant’s employment being terminated for “gross misconduct”, any Option or the unexercised portion thereof granted to such Participant shall terminate forthwith upon notice being given to such Participant. For the purposes of the Plan, the determination by the Company that the Participant was discharged for “gross misconduct” shall be binding on the Participant. Gross misconduct shall include, among other things, theft, fraud or breach of confidentiality.

8.1.5.2	If a Participant dies while employed by the Company or a Subsidiary, any Option or unexercised part thereof granted to such Participant may be exercised by the person to whom the Option is transferred by will or the laws of descent and distribution for that number of Common Shares only which such Participant was entitled to acquire under the Option pursuant to Section 8.1.3 hereof at the time of such Participant’s death. Such Option shall only be exercisable within one (1) year after the Participant’s death or prior to the expiration of the original term of the Option, whichever occurs earlier.

8.1.5.3	Upon a Participant’s employment with the Company or a Subsidiary being terminated by reason of injury or disability, any Option or unexercised part thereof granted to such Participant may be exercised by such Participant as the rights to exercise accrue. Such Option shall only be exercisable within three (3) years after such cessation or prior to the expiration of the original term of the Option, whichever occurs earlier.

8.1.5.4	Upon the retirement of a Participant, any Option or unexercised part thereof granted to such Participant may be exercised by such Participant as the rights to exercise accrue. Such Option shall be exercisable within three (3) years after such retirement or prior to the expiration of the original term of the Option, whichever occurs earlier.

8.1.5.5	Upon notice of termination of employment being given by or to a Participant (except in the case of transfer from the Company to a Subsidiary, from a Subsidiary to another Subsidiary or from a Subsidiary to the Company) otherwise than (i) for cause (see Section 8.1.5.1 hereof),

(ii) by reason of death (see Section 8.1.5.2 hereof), (iii) by reason of injury or disability (see Section 8.1.5.3 hereof), (iv) upon retirement (see Section 8.1.5.4 hereof), any Option or unexercised part thereof granted to such Participant may be exercised by such Participant for that number of Common Shares only which such Participant was entitled to acquire under the Option pursuant to Section 8.1.3 hereof at the time of such termination or cessation. Such Option shall be exercisable for a period of thirty (30) days after a notice of termination of employment has been given or such cessation has occurred, to the extent that such Option is otherwise exercisable under the terms of the original grant or prior to the expiration of the original term of the Option, whichever occurs earlier.
8.1.5.6	Upon a Participant ceasing to be an Eligible Optionee (except in cases provided for in Section 8.1.5.1 to Section 8.1.5.5 hereof), any Option or unexercised part thereof granted to such Participant may be exercised by such Participant for that number of Common Shares only which such Participant was entitled to acquire under the Option pursuant to Section 8.1.3 hereof at the time of such cessation. Such Option shall be exercisable within ninety (90) days after such cessation or prior to the expiration of the original term of the Option, whichever occurs earlier.

8.1.5.7	Upon a Participant electing a voluntary leave of absence, any Option or unexercised part thereof granted to such Participant may be exercised by such Participant as the rights to exercise accrue. Such Option shall only be exercisable within one (1) year after the commencement of such leave of absence or prior to the expiration of the original term of the Option, whichever occurs earlier.

8.1.5.8	In the event that an Option is granted or an option agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Options on terms different from those set out in the Plan, the Option or the grant of such Option shall not be in any way void or invalidated, but the Option so granted will be adjusted to become, in all respects, in conformity with the Plan.
8.1.6	Rights as a Shareholder — Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as shareholders in respect of any Common Shares covered by such Participant’s Option until the date of issuance of a share certificate to such Participant or such Participant’s personal representatives or legatees for such Common Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

8.1.7	Method of Exercise and Payment of Purchase Price — Subject to the provisions of the Plan, an Option granted under the Plan shall be exercisable (from time to time as provided in Section 8.1.3 hereof) by the Participant (or such Participant’s personal representatives or legatees) giving notice in writing to the Company at its registered office to the attention of the secretary of the Company, which notice shall specify the number of Common Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, cheque or bank draft of the purchase price for the number of Common Shares specified therein. Unless the Participant intends to dispose of the Common Shares simultaneously with the exercise of the Option, upon such exercise the Company shall, as soon as practicable after such exercise, forthwith cause the transfer agent and registrar of the Common Shares to deliver to the Participant (or such Participant’s personal representatives or legatees) a certificate in the name of the Participant (or such Participant’s personal representatives or legatees) representing in the aggregate such number of Common Shares as the Participant (or such Participant’s personal representatives or legatees) shall have then paid for and as are specified in such written notice of exercise of Option.
8.2	Options shall be evidenced by a share option agreement or certificate in such form not inconsistent with the Plan as the Board or the Committee, as the case may be, may from time to time determine, provided that the substance of Section 8.1 hereof be included therein.

SECTION 9	— ADJUSTMENT TO COMMON SHARES SUBJECT TO OUTSTANDING OPTIONS
9.1	In the event of any subdivision of the Common Shares into a greater number of Common Shares at any time after the grant of an Option to a Participant and prior to the expiration of the term of such Option, the Company shall deliver to such Participant at the time of any subsequent exercise of such Option in accordance with the terms hereof in lieu of the number of Common Shares to which such Participant was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Common Shares as such Participant would have held as a result of such subdivision if on the record date thereof the Participant had been the registered holder of the number of Common Shares to which such Participant was theretofore entitled upon such exercise.

9.2	In the event of any consolidation of Common Shares into a lesser number of Common Shares at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Company shall deliver to such Participant at the time of any subsequent exercise of such Option in accordance with the terms hereof in lieu of the number of Common Shares to which such Participant was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Common Shares as such Participant would have held as a result of such consideration if on the record date thereof the Participant had been the registered holder of the number of Common Shares to which such Participant was theretofore entitled upon such exercise.

9.3	If at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Common Shares shall be reclassified, reorganised or otherwise changed, otherwise than as specified in Section 9.1 and Section 9.2 hereof or, subject to the provisions of Section 10.2 hereof, the Company shall consolidate, merge or amalgamate with or into another company (the company resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Company”), the Participant shall be entitled to receive upon the subsequent exercise of such Option in accordance with the terms hereof and shall accept in lieu of the number of Common Shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class or other securities of the Company or the Successor Company (as the case may be) or other consideration from the Company or the Successor Company (as the case may be) that such Participant would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of Section 10.2 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, such Participant had been the registered holder of the number of Common Shares to which such Participant was immediately theretofore entitled upon such exercise.

9.4	If, at any time after the grant of an Option to any Participant and prior to the expiration of the term of such Option, the Company shall make a distribution to all holders of Common Shares of shares or other securities in the capital of the Company, or cash, evidences of indebtedness or other assets of the Company (excluding a regular ordinary course dividend in cash or shares, but including for greater certainty shares or equity interests in a subsidiary or business unit of the Company or one of its subsidiaries or cash proceeds of the disposition of such a subsidiary or business unit), or should the Company effect any transaction or change having a similar effect, then the Option Price and the number of Common Shares to which the Participant is entitled upon exercise shall be adjusted to take into account such distribution, transaction or change. The Board shall determine the appropriate adjustments to be made in such circumstances in order to maintain the Participants’ economic rights in respect of their Options in connection with such distribution, transaction or change.
SECTION 10 — AMENDMENT OR DISCONTINUANCE OF THE PLAN
10.1	The Board may amend the Plan or any Option at any time without the consent of the Participants provided that such amendment shall:
10.1.1	not adversely alter or impair any Option previously granted except as permitted by the provisions of Section 9 hereof;

10.1.2	be subject to any regulatory approvals including, where required, the approval of the Toronto Stock Exchange; and

10.1.3	be subject to shareholder approval, where required, by law or the requirements of the Toronto Stock Exchange, provided that shareholder approval shall not be required for the following amendments and the Board may make any changes which may include but are not limited to:

10.1.3.1	amendments of a “housekeeping” nature;

10.1.3.2	a change to the vesting provisions of any Option;

10.1.3.3	a change to the termination provisions of any Option (except in respect of Options that are held by an Insider of the Company) that does not entail an extension beyond the original expiration date (as such date may be extended by virtue of Section 10.3 hereof);

10.1.3.4	the introduction or amendment of a cashless exercise feature payable in securities, whether or not such feature provides for a full deduction of the number of underlying securities from the Plan reserve;

10.1.3.5	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted;

10.1.3.6	a change to the eligible participants of the Plan, including a change which would have the potential of broadening or increasing participation by Insiders of the Company; and

10.1.3.7	the addition of a deferred or restricted share unit or any other provision which results in Participants receiving securities while no cash consideration is received by the issuer.
10.2	Notwithstanding anything contained to the contrary in the Plan, in a share option agreement or certificate contemplated in Section 8.2 hereof or in any resolution of the Board in implementation thereof: in the event of a Change of Control, any unvested Options held by Participants shall become exercisable immediately prior to the date of the Change of Control with respect to all of the Common Shares subject thereto and all Options must be exercised prior to their original term;

10.3	The Board may, by resolution, advance the date on which any Option may be exercised or, subject to applicable regulatory provisions, extend the expiration date of any Option, in the manner to be set forth in such resolution provided that the period during which an Option is exercisable does not exceed ten (10) years from the date such Option is granted. The Board shall not, in the event of any such advancement or extension, be under any obligation to advance or extend the date on or by which any Option may be exercised by any other Participant;

10.4	The Board may, by resolution, but subject to applicable regulatory approvals, decide that any of the provisions hereof concerning the effect of termination of the Participant’s employment shall not apply for any reason acceptable to the Board; and

10.5	The Board may, subject to regulatory approval, discontinue the Plan at any time without the consent of the Participants provided that such discontinuance shall not materially and adversely affect any Options previously granted to a Participant under the Plan.

SECTION 11 — GOVERNING LAWS
11.1	The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.
SECTION 12 — EFFECTIVE DATE OF PLAN
12.1	The Plan is adopted as part of the consolidated plan of reorganization, compromise and arrangement under the Companies’ Creditors Arrangement Act (Canada), the Canada Business Corporations Act and the Business Corporations Act (Alberta) involving Air Canada and ACE Aviation Holdings Inc. and certain of their subsidiaries. Should any changes to the Plan be required by any securities commission or other governmental body of any province of Canada to which the Plan has been submitted or by any stock exchange on which the Common Shares may from time to time be listed, such changes shall be made to the Plan as are necessary to conform with such requests and, if such changes are approved by the Board, the Plan, as amended, shall remain in full force and effect in its amended form as of and from that date.